EXHIBIT 99.1

For Immediate Release

Contact:                         Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Third Quarter and First Nine Months of Fiscal 2015

Greenwich, Connecticut, September 4, 2015 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and nine month periods ended July 31, 2015.

Diluted Funds from Operations (FFO) for the quarter ended July 31, 2015 was $10,749,000 or $0.32 per Class A Common share and $0.28 per Common share when compared to $8,973,000 or $0.29 per Class A Common share and $0.26 per Common share in last year's third quarter.   For the first nine months of fiscal 2015, diluted FFO amounted to $28,378,000 or $0.83 per Class A Common share and $0.74 per Common share when compared to $24,982,000 or $0.81 per Class A Common share and $0.72 per Common share in the corresponding period of fiscal 2014.  The FFO amounts above include significant non-recurring items in fiscal 2015 and 2014.  In an effort to assist investors in analyzing changes to FFO, we have included a second FFO reconciliation table at the end of this report which explains the effect of these non-recurring items on the company's Diluted FFO.  After removing these non-recurring items from both the three and nine-month periods of fiscal 2015 and 2014, our adjusted Diluted FFO for the three month period ended July 31, 2015 was $10,823,000 or $0.32 per diluted Class A Common share and $0.28 per diluted Common share compared with $9,036,000 or $0.29 per diluted Class A Common share and $0.26 per diluted Common share in last year's third quarter.  Our adjusted (recurring) FFO for the nine month period ended July 31, 2015 was $30,666,000 or $0.90 per diluted Class A Common share and $0.80 per diluted Common share compared with $25,458,000 or $0.82 per diluted Class A Common share and $0.73 per diluted Common share in last year's first nine months.

Net income from continuing operations applicable to Class A Common and Common stockholders for the third quarter of fiscal 2015 was $4,870,000 or $0.14 per diluted Class A Common share and $0.13 per diluted Common share compared to $3,890,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share in last year's third quarter.  Net income from continuing operations applicable to Class A Common and Common stockholders for the first nine months of fiscal 2015 was $10,664,000 or $0.31 per diluted Class A Common share and $0.28 per diluted Common share compared to $9,783,000 or $0.31 per diluted Class A Common share and $0.28 per diluted Common share in the first nine months of fiscal 2014.

The per share amounts for both FFO and net income for the nine months ended July 31, 2015 and 2014 include one-time property acquisition costs of $2.0 million and $476,000, respectively.  The acquisition costs of $2.0 million in the first nine months of fiscal 2015 were incurred primarily from the company's purchase of four retail properties in New Jersey in December 2014 for $124.6 million (exclusive of the acquisition related expenses).  In addition, the per share amounts for both FFO and net income include the dilutive effect of the issuance of 3 million shares of a new Series G preferred stock and 2.875 million Class A Common shares in follow-on public offerings.  The Series G preferred stock was issued in October and early November 2014 and the Class A Common shares were issued in early November 2014.  The preferred stock offering raised $72.6 million of which $61.5 million was used to redeem the company's Series D preferred stock on November 21, 2014.  The balance of the Series G preferred stock proceeds, along with $59.8 million of proceeds raised in the Class A Common share offering, were used to fund a portion of the $124.6 million purchase price of the four New Jersey retail properties.  As a result of issuing the Series G preferred stock a month before the Series D could be redeemed, the company incurred $268,000 in preferred stock dividends that will not be recurring.

At July 31, 2015, the company's consolidated core properties were 96.3% leased (versus 94.8% at the end of fiscal 2014) and 95.3% occupied.  The above percentages exclude the company's unconsolidated joint ventures and the company's White Plains property.  In November, 2014, the company obtained a zoning change from the City of White Plains to convert this property to a higher and better use and the company is in contract to sell the property.  The company is maintaining vacancies to conform to certain closing conditions of the sale.  At July 31, 2015, the company had equity interests in seven unconsolidated joint ventures (745,000 square feet), which were approximately 98.3% leased (97.7% at October 31, 2014).

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of UBP, said "We are pleased with the company's results this quarter.  On the leasing front, the percentage of our core and joint venture portfolio that is leased continued to strengthen to 96.6% and we have a strong pipeline of deals in process on a good portion of our remaining vacancies.  Our improving leasing results continue to have a direct positive effect on our earnings and FFO.  On the acquisitions front, our team was able to acquire two grocery anchored properties in our target market this quarter.  The first property, a 7,000 square foot single tenant grocery store located in Fort Lee, NJ, was acquired for $4 million and is leased to the Korean supermarket chain HMART.  The second property, a 26,000 square foot shopping center located in Harrison, New York, was acquired for $10 million and is anchored by an A&P grocery store - one of nine A&P leases in the company's portfolio.  While A&P filed for bankruptcy protection this quarter, five of its leases with the company, including the Harrison location, are among a large number of leases included in a stalking horse bid to acquire certain leases from A&P made by the established supermarket chains Albertsons, Stop & Shop and Key Foods.  We believe that the remaining four A&P leases, which are not included in the stalking horse bid, present an opportunity as their current rents are at or below market.  Should these leases not be assumed and assigned in the bankruptcy proceedings, the company is confident that those locations will be readily leasable to other supermarkets or alternative users.  On the dispositions front, we completed the sale of our Townline Square shopping center in Meriden, CT shortly after quarter end.  The sale of Townline Square achieves the objective we set approximately two years ago to divest the company of certain properties that were located outside of the New York Metro area.  Over the past two years, we have sold our warehouse properties in Dallas and St. Louis, our shopping center in Springfield, MA and now our shopping center in Meriden CT.  The proceeds have been used to buy shopping centers in Pompton Lakes, Wykoff, Kinnelon, Midland Park, and Ft. Lee, NJ, Greenwich, CT, Harrison, NY and to reduce debt.  We now have a portfolio almost exclusively located in the suburbs around New York City with an occupancy rate of almost 97% and a leverage level that continues to be among the lowest in the REIT industry.  The reallocation of assets in our portfolio has caused the weighted average household income within a three mile ring of our core and joint venture retail properties to improve from approximately $112,000 to its current position of $117,000, which is among the highest of all retail REITs."

At their regular quarterly meeting, the Directors of Urstadt Biddle Properties Inc. declared quarterly dividends on the company's Class A Common Stock (UBA) and Common Stock (UBP).  The dividends were declared in the amount of $0.255 for each share of Class A Common Stock and $0.225 for each share of Common Stock.  The dividends were declared at the same rate as the previous quarter and are the 183rd consecutive quarterly dividends declared since the company began operating in 1969.
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 74 properties containing approximately 4.9 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 182 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 21 consecutive years.
Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2015 and 2014 (Unaudited)
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2015	2014	2015	2014

Revenues
Base rents	$63,228	$55,708	$21,042	$18,714
Recoveries from tenants	22,676	18,778	7,028	5,645
Lease termination income	147	183	103	131
Other income	1,324	1,433	646	465
Total Revenues	87,375	76,102	28,819	24,955

Expenses
Property operating	16,423	14,713	4,384	3,837
Property taxes	13,667	12,772	4,631	4,205
Depreciation and amortization	16,834	14,196	5,541	4,761
General and administrative	6,493	6,074	2,214	1,987
Provision for tenant credit losses	738	594	212	235
Acquisition costs	2,020	476	74	63
Directors' fees and expenses	261	243	70	71
Total Operating Expenses	56,436	49,068	17,126	15,159

Operating Income	30,939	27,034	11,693	9,796

Non-Operating Income (Expense):
Interest expense	(10,111)	(7,611)	(3,417)	(2,602)
Equity in net income from unconsolidated joint ventures	1,414	1,096	467	291
Interest, dividends and other investment income	185	78	42	9
Income From Continuing Operations Before Discontinued Operations	22,427	20,597	8,785	7,494
Discontinued operations:
Income from discontinued operations	-	141	-	-
Gain on sale of properties	-	12,525	-	(87)
Income from discontinued operations	-	12,666	-	(87)

Net Income	22,427	33,263	8,785	7,407

Noncontrolling interests:
Net income attributable to noncontrolling interests	(728)	(455)	(344)	(151)
Net income attributable to Urstadt Biddle Properties Inc.	21,699	32,808	8,441	7,256
Preferred stock dividends	(11,035)	(10,359)	(3,571)	(3,453)

Net Income Applicable to Common and Class A Common Stockholders	$10,664	$22,449	$4,870	$3,803

Diluted Earnings Per Share:
Per Common Share:
Income from continuing operations	$0.28	$0.28	$0.13	$0.11
Income from discontinued operations	$-	$0.37	$-	$-
Net Income Applicable to Common Stockholders	$0.28	$0.65	$0.13	$0.11

Per Class A Common Share:
Income from continuing operations	$0.31	$0.31	$0.14	$0.12
Income from discontinued operations	$-	$0.41	$-	$-
Net Income Applicable to Class A Common Stockholders	$.031	$0.72	$0.14	$0.12
Weighted Average Shares Outstanding (Diluted):
Common	8,702	8,497	8,752	8,606
Class A Common	26,343	23,412	26,380	23,452

Results of Operations

The following information summarizes the Urstadt Biddle Properties Inc. (the "Company's") results of operations for the nine month and three month periods ended July 31, 2015 and 2014 (amounts in thousands):

	Nine Months Ended
	July 31,				Change Attributable to:
Revenues	2015	2014	Increase (decrease)	% Change	Property Acquisitions/Sales		Properties Held In Both Periods (Note 1)
Base rents	$63,228	$55,708	$7,520	13.5%	$6,995		$525
Recoveries from tenants	22,676	18,778	3,898	20.8%	2,157		1,741
Other income	1,324	1,433	(109)	-7.6%	28		(137)

Operating Expenses
Property operating expenses	16,423	14,713	1,710	11.6%	1,022		688
Property taxes	13,667	12,772	895	7.0%	983		(88)
Depreciation and amortization	16,834	14,196	2,638	18.6%	2,492		146
General and administrative expenses	6,493	6,074	419	6.9%	n/	a	n/	a

Other Income/Expenses
Interest expense	10,111	7,611	2,500	32.8%	2,616		(116)
Interest, dividends and other investment income	185	78	107	137.2%	n/	a	n/	a

Note 1 – Properties held in both periods include only properties owned for the entire periods of 2015 and 2014.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

	Three Months Ended
	July 31,				Change Attributable to:
Revenues	2015	2014	Increase (decrease)	% Change	Property Acquisitions/Sales		Properties Held In Both Periods (Note 2)
Base rents	$21,042	$18,714	$2,328	12.4%	$2,527		$(199)
Recoveries from tenants	7,028	5,645	1,383	24.5%	605		778
Other income	646	465	181	38.9%	(14)		195

Operating Expenses
Property operating expenses	4,384	3,837	547	14.3%	353		194
Property taxes	4,631	4,205	426	10.1%	340		86
Depreciation and amortization	5,541	4,761	780	16.4%	981		(201)
General and administrative expenses	2,214	1,987	227	11.4%	n/	a	n/	a

Other Income/Expenses
Interest expense	3,417	2,602	815	31.3%	901		(86)
Interest, dividends and other investment income	42	9	33	367%	n/	a	n/	a

Note 2 – Properties held in both periods include only properties owned for the three month periods of 2014 and 2015.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues:
Base rents increased by 13.5% to $63.2 million for the nine month period ended July 31, 2015 as compared with $55.7 million in the comparable period of 2014.  Base rents increased by 12.4% to $21.0 million for the three month period ended July 31, 2015 as compared with $18.7 million in the comparable period of 2014. The change in base rentals and the changes in other income statement line items were attributable to:

Property Acquisitions/Sales:

In fiscal 2014 and the first nine months of fiscal 2015, the Company purchased equity interests in twelve properties totaling approximately 706,000 square feet of GLA and sold two properties totaling 280,000 square feet of GLA, whose operating results are included in continuing operations.   These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales during the three and nine month periods ended July 31, 2015.  The Company also sold two properties in fiscal 2014 that are included in discontinued operations.  The revenue and expense changes for these two properties are not included in the above variance analysis.

Properties Held in Both Periods:

Revenues
Base rents increased during the nine month period ended July 31, 2015 by $525,000 when compared with the corresponding prior period primarily as the result of an increase in base rents billed at two properties for which the Company completed re-development and re-tenanting after the first nine months of fiscal 2014.  This increase was offset by the loss of rent caused by the departure of two large tenants in the Company's Westchester Pavilion property after January 31, 2015.  The Company is in the process of re-developing, or potentially selling this property and is allowing the property to become vacant in order to accomplish either of these scenarios.  Base rents decreased during the three month period ended July 31, 2015 by $199,000 when compared with the corresponding prior period primarily as the result of two leases expiring at the Company's Westchester Pavilion property as discussed above.

In the first nine months of fiscal 2015, the Company leased or renewed 379,000 square feet (or approximately 8.95% of total consolidated core property leasable area).  At July 31, 2015, the Company's consolidated core properties were approximately 96.3% leased (excluding the Westchester Pavilion), an increase of 1.45% from the end of fiscal 2014. Overall core property occupancy increased to 95.3% at July 31, 2015, up from 94.15% at the end of fiscal 2014.

In the nine month and three month periods ended July 31, 2015, recoveries from tenants for properties owned in both periods (which represents reimbursements from tenants for operating expenses and property taxes) increased by a net $1.7 million and $778,000, respectively. This increase was a result of an increase in the percentage of the portfolio that is leased, which allows the Company to bill and collect a higher percentage of operating costs from its tenants.  This net increase was offset slightly by an increase in operating expenses at our properties held in the nine month and three month periods ended July 31, 2015.  This operating expense increase was predominantly the result of an increase in snow removal costs and parking lot repairs.

Expenses
Property operating expenses for properties held in both periods increased in the nine month and three month periods ended July 31, 2015 when compared with the corresponding prior periods by $688,000 and $194,000, respectively, as a result of an increase in expenses relating to snow removal costs and parking lot repairs.

Real estate taxes for properties held in both periods were relatively unchanged in the nine month and three month periods ended July 31, 2015 when compared with the corresponding prior periods as a result of normal property tax assessment increases at a majority of the properties held in both periods offset by a reduction in tax expense at the Company's Westchester Pavilion property caused by a property tax assessment reduction.

Depreciation and amortization for properties held in both the nine month and three month periods ended July 31, 2015 were relatively unchanged when compared with the corresponding prior periods.

General and administrative expense increased in the nine month and three month periods ended July 31, 2015 when compared with the corresponding prior periods by $419,000 and $227,000, respectively, as a result of increased compensation expense for additional staffing at the Company over the last quarter of fiscal 2014 and the first three quarters of fiscal 2015.

Interest expense for properties owned in the nine month and three month periods ended July 31, 2015 were relatively unchanged when compared with the corresponding prior periods.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The Company considers FFO to be a meaningful additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The Company defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Funds from Operations
Nine Months and Three Months Ended July 31, 2015 and 2014
 (in thousands, except per share data)

	Nine Months Ended July31,		Three Months Ended July 31,
	2015	2014	2015	2014
Net Income Applicable to Common and Class A Common Stockholders	$10,664	$22,449	$4,870	$3,803

Real property depreciation	14,097	11,411	4,730	3,714
Amortization of tenant improvements and allowances	2,350	2,330	680	880
Amortization of deferred leasing costs	332	402	111	150
Depreciation and amortization on unconsolidated joint ventures	1,058	915	356	339
(Gain)/loss on sale of property	(123)	(12,525)	2	87
Funds from Operations Applicable to Common and Class A Common Stockholders	$28,378	$24,982	$10,749	$8,973

Funds from Operations (Diluted) Per Share:
Common	$.74	$.72	$.28	$.26
Class A Common	$.83	$.81	$.32	$.29

The following table reconciles the company's net income available to Common and Class A Common Stockholders to Funds From Operations after removing excess preferred stock dividends and acquisition costs for the nine months and three months ended July 31, 2015.

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Recurring Funds From Operations:	Nine Months Ended July 31,		Three Months Ended July 31,
	2015	2014	2015	2014
Net Income Applicable to Common and Class A Common Stockholders	$10,664	$22,449	$4,870	$3,803
Add: Acquisition costs	2,020	476	74	63
Add: Excess preferred stock dividends (Note 1)	268	-	-	-
Net Income Applicable to Common and Class A Common Stockholders	12,952	22,925	4,944	3,866

Real property depreciation	14,097	11,411	4,730	3,714
Amortization of tenant improvements and allowances	2,350	2,330	680	880
Amortization of deferred leasing costs	332	402	111	150
Depreciation and amortization on unconsolidated joint ventures	1,058	915	356	339
(Gain)/loss on sale of asset	(123)	(12,525)	2	87
Funds from Operations Applicable to Common and Class A Common Stockholders	$30,666	$25,458	$10,823	$9,036

Funds from Operations (Diluted) Per Share:
Common	$.80	$.73	$.28	$.26
Class A Common	$.90	$.82	$.32	$.29

Note 1 – The Company sold preferred stock in October and November of 2014 for the principal purpose of redeeming its Series D preferred stock.  The Company redeemed the Series D on November 21, 2014.  The Company incurred excess preferred stock dividends of $268,000 in the first quarter of fiscal 2015 as a result of having the new series of preferred stock outstanding prior to being able to redeem the series D preferred stock.

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Third Quarter July 31, 2015
 (in thousands)

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2015	2014
	(Unaudited)
Assets
Cash and Cash Equivalents	$6,576	$73,029

Real Estate investments before accumulated depreciation	$979,003	$830,304

Investments in and advances to unconsolidated joint ventures	$39,241	$39,213

Total Assets	$892,628	$819,005

Liabilities
Revolving credit lines	$37,250	$15,550

Unsecured term loan	$25,000	$25,000

Mortgage notes payable and other loans	$261,986	$205,147

Total Liabilities	$348,493	$325,098

Redeemable Noncontrolling Interests	$15,602	$18,864

Total Stockholders' Equity	$528,533	$475,043